Exhibit 99.1

MAP Pharmaceuticals Reports Second Quarter of 2009 Financial Results

MOUNTAIN VIEW, Calif., August 3, 2009 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the second quarter ended June 30, 2009.

The net loss for the quarter ended June 30, 2009 was $5.0 million, compared to $16.5 million during the same period in 2008. The net loss for the first six months of 2009 was $14.9 million, compared to $30.8 million for the first six months of 2008. As of June 30, 2009, MAP Pharmaceuticals had cash, cash equivalents, short-term investments and accounts receivables of $59.9 million.

“We are very pleased that in the first Phase 3 trial for our LEVADEX™ migraine therapy, all four primary endpoints were met with statistical significance,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “With these positive results in hand and our recent decision to suspend development of Unit Dose Budesonide (UDB), we are now focusing our efforts on the development of LEVADEX. We believe that LEVADEX has a differentiated profile, with the potential to provide rapid and sustained relief of migraine symptoms, and could offer benefit to many of the approximately 30 million migraine sufferers in the U.S., including many who are not helped by currently available migraine therapies. We look forward to presenting the data from our successful Phase 3 trial of LEVADEX at the 14th Congress of the International Headache Society in September.”

Second Quarter and Six Month Financial Results

Revenues for the quarter and six months ended June 30, 2009 were $8.6 million and $16.1 million, respectively, compared to $0 for the same periods in 2008. The collaboration revenue to date in 2009 was due to the amortization of a $40.0 million upfront payment received in February 2009 and reimbursements for UDB-related development expenses, pursuant to MAP Pharmaceuticals’ license agreement with AstraZeneca AB. On July 8, 2009, the company received notice from AstraZeneca of the termination of the license agreement, effective immediately. As a result, the remaining unamortized deferred revenue of $33.1 million will be recognized as collaboration revenue in the third quarter of fiscal 2009.

Research and development expenses for the quarter and six months ended June 30, 2009 were $9.6 million and $23.7 million, respectively, compared to $13.0 million and $24.8 million, respectively, for the same periods in 2008. The decreases in research and development expenses were driven primarily by decreases in clinical and other project expenses to support the UDB Phase 3 clinical program, partially offset by increases in clinical and other project expenses to support the LEVADEX Phase 3 clinical program, and in personnel-related expenses to support these clinical programs.

Sales, general and administrative expenses for the quarter and six months ended June 30, 2009 were $3.4 million and $6.2 million, respectively, compared to $3.2 million and $6.3 million, respectively, for the same periods in 2008. For the three months ended June 30, 2009 compared to the same period in 2008, the increase was related primarily to increases in personnel-related expenses, stock-based compensation and other miscellaneous fees.

MAP Pharmaceuticals had cash, cash equivalents and short-term investments as of June 30, 2009 of $54.8 million, compared to $44.7 million as of December 31, 2008. In addition, accounts receivables were $5.1 million at June 30, 2009, compared to $0 at December 31, 2008, due to the collaboration with AstraZeneca.

For the quarter and six months ended June 30, 2009, non-cash share-based compensation and depreciation were approximately $1.7 million and $3.3 million, respectively.

Second Half 2009 Financial Outlook

MAP Pharmaceuticals’ cash, cash equivalents, short-term investments and accounts receivables as of June 30, 2009 provide operating capital for at least the next twelve months. MAP Pharmaceuticals currently expects to have lower operating expenses in the second half of 2009 compared to the first half of 2009.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The company is developing LEVADEX inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of the first Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate and future cash usage. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the following: the enrollment, conduct, completion and reporting of clinical trials, risks related to the failure to achieve favorable clinical outcomes and to have the company’s LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of Invigorate Communications, (415) 946-1058, nfoderaro@invigoratepr.com.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$54,754	$44,710
Account receivable	5,174	—
Other current assets	372	805

Total current assets	60,300	45,515
Property and equipment, net	4,457	5,007
Other assets	28	28
Restricted cash	310	310

Total assets	$65,095	$50,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,709	$17,076
Current portion of debt	7,025	6,348
Current portion of deferred revenue	16,552	—

Total current liabilities	36,286	23,424
Debt, less current portion	10,890	14,229
Deferred revenue, less current portion	16,552	—
Other liabilities	74	60

Total liabilities	63,802	37,713

Total stockholders’ equity	1,293	13,147

Total liabilities and stockholders’ equity	$65,095	$50,860

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Collaboration revenue	$8,645	$—	$16,129	$—

Operating expenses:
Research and development	9,628	12,984	23,703	24,799
Sales, general and administrative	3,437	3,165	6,245	6,305

Total operating expenses	13,065	16,149	29,948	31,104

Loss from operations	(4,420)	(16,149)	(13,819)	(31,104)

Other income (expense), net	(549)	(308)	(1,070)	347

Net loss	(4,969)	(16,457)	(14,889)	(30,757)

Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.81)	$(0.72)	$(1.52)

Weighted-average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	20,699,343	20,314,390	20,641,878	20,262,318